WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.



<ARTICLE>                     5
<LEGEND>

                              This schedule contains summary financial
                              information extracted from the consolidated
                              statements of financial position of U.S. Franchise
                              Systems, Inc. and subsidiaries as of June 30, 1996
                              and December 31, 1995 and the related consolidated
                              statements of operations for the six months ended
                              June 30, 1996 and the period from August
                              28, 1995 (inception) to December 31, 1995.
</LEGEND>
<CIK>                         0001020350

<PERIOD-TYPE>                   4-MOS                       6-MOS
<FISCAL-YEAR-END>                         DEC-31-1995       DEC-31-1995
<PERIOD-START>                            APR-28-1995       JAN-01-1996
<PERIOD-END>                              DEC-31-1995       JUN-30-1996
<CASH>                                     13,893,000        12,732,000
<SECURITIES>                                        0                 0
<RECEIVABLES>                                       0           122,000
<ALLOWANCES>                                        0                 0
<INVENTORY>                                         0                 0
<CURRENT-ASSETS>                           14,379,000        13,290,000
<PP&E>                                        137,000           408,000
<DEPRECIATION>                                  3,000            19,000
<TOTAL-ASSETS>                             18,072,000        19,027,000
<CURRENT-LIABILITIES>                       1,114,000         5,261,000
<BONDS>                                       731,000           731,000
<PREFERRED-MANDATORY>                      16,759,000        17,597,000
<PREFERRED>                                         0                 0
<COMMON>                                      111,000<F1>       111,000<F1>
<OTHER-SE>                                   (643,000)<F1>   (4,673,000)<F1>
<TOTAL-LIABILITY-AND-EQUITY>               18,072,000        19,027,000
<SALES>                                             0                 0
<TOTAL-REVENUES>                                    0           395,000
<CGS>                                               0                 0
<TOTAL-COSTS>                               1,327,000         3,849,000
<OTHER-EXPENSES>                                    0                 0
<LOSS-PROVISION>                                    0                 0
<INTEREST-EXPENSE>                             36,000            72,000
<INCOME-PRETAX>                            (1,168,000)       (3,195,000)
<INCOME-TAX>                                        0                 0
<INCOME-CONTINUING>                        (1,168,000)       (3,195,000)
<DISCONTINUED>                                      0                 0
<EXTRAORDINARY>                                     0                 0
<CHANGES>                                           0                 0
<NET-INCOME>                               (1,645,000)<F2>   (4,033,000)<F2>
<EPS-PRIMARY>                              $     1.48<F2>   $      3.63<F2>
<EPS-DILUTED>                              $     1.48<F2>   $      3.63<F2>

<F1>Common stock and other stockholder's equity include common stock and additional paid-in-capital classified as redeemable common stock in the Companies financial statements.
<F2>The net loss and related per share amounts are based on the losses applicable to common shareholders which represents the net loss adjusted for accrued dividends on the redeemable preferred stock.


